Exhibit 99.1
SIRIUS SATELLITE RADIO REPORTS
PRELIMINARY SECOND QUARTER 2008 RESULTS

•	Revenue of $283 Million, Up 25% Year Over Year

•	Total Subscribers of More Than 8.9 Million, Up 25% Year Over Year

•	Adjusted Loss from Operations Improves 70% Year Over Year

NEW YORK — July 28, 2008 — SIRIUS Satellite Radio (NASDAQ: SIRI) today announced preliminary second quarter 2008 financial results, including a 25% increase in revenue to $283 million, total subscribers in excess of 8.9 million and a 70% decrease in its adjusted loss from operations.
As of June 30, 2008, SIRIUS had 8.924 million subscribers, an increase of 25% from June 30, 2007 subscribers of 7.143 million. Retail subscribers increased 7% in the second quarter 2008 to 4.677 million from 4.365 million in the second quarter 2007. OEM subscribers increased 53% in the second quarter 2008 to 4.247 million from 2.778 million in the second quarter 2007. Total gross subscriber additions for the quarter ended June 30, 2008 were 1.029 million, compared to 1.002 million for the quarter ended June 30, 2007 and 1.003 million for the quarter ended March 31, 2008. During the second quarter 2008 SIRIUS added 279,820 new net subscribers, consisting of 246,221 from the OEM channel and 33,599 from the retail channel.
Second quarter 2008 average monthly self-pay customer churn rate was 1.6%, down from 2.1% in first quarter 2008. The second quarter 2008 conversion rate is estimated to be approximately 48%, up from the first quarter 2008 conversion rate of approximately 47%.
Total revenue for the second quarter 2008 is expected to be approximately $283 million, an increase of 25% from the second quarter 2007 total revenue of $226 million. Operating expenses, excluding depreciation and stock based compensation, are expected to remain approximately flat in the second quarter 2008 as compared to the second quarter 2007. Second quarter 2008 adjusted loss from operations is expected to be approximately $24 million, an improvement of 70% from the adjusted loss from operations of $79 million in the second quarter 2007.
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About SIRIUS
SIRIUS, “The Best Radio on Radio,” delivers more than 130 channels of the best programming in all of radio. SIRIUS is the original and only home of 100% commercial free music channels in satellite radio, offering 69 music channels. SIRIUS also delivers 65 channels of sports, news, talk, entertainment, traffic, weather and data. SIRIUS is the Official Satellite Radio Partner of the NFL and NASCAR, and broadcasts live play-by-play games of the NFL as well as live NASCAR races. All SIRIUS programming is available for a monthly subscription fee of only $12.95.

SIRIUS Internet Radio (SIR) is an Internet-only version of the SIRIUS radio service, without the use of a radio, for the monthly subscription fee of $12.95. SIR delivers more than 80 channels of talk, entertainment, sports, and 100% commercial free music.
SIRIUS Backseat TV ™ is the first ever live in-vehicle rear seat entertainment featuring three channels of children’s programming, including Nickelodeon, Disney Channel and Cartoon Network, for the subscription fee of $6.99 plus applicable audio subscription fee.
SIRIUS products for the car, truck, home, RV and boat are available at shop.sirius.com and in more than 20,000 retail locations, including Best Buy, Circuit City, Crutchfield, Target, Wal-Mart, Sam’s Club and RadioShack.
As of June 30, 2008, SIRIUS radios were available as a factory and dealer-installed option in 126 vehicle models and as a dealer only-installed option in 45 vehicle models.
SIRIUS has agreements with Aston Martin, Audi, Automobili Lamborghini, Bentley, BMW, Chrysler, Dodge, Ford, Jaguar, Jeep, Kia, Land Rover, Lincoln, Maybach, Mazda, Mercedes-Benz, Mercury, MINI, Mitsubishi, Rolls-Royce, Volvo, and Volkswagen to offer SIRIUS radios as factory or dealer-installed equipment in their vehicles. SIRIUS has relationships with Toyota and Scion to offer SIRIUS radios as dealer-installed equipment, and a relationship with Subaru to offer SIRIUS radios as factory or dealer-installed equipment. SIRIUS radios are also offered to renters of Hertz vehicles at airport locations nationwide.
Click on www.sirius.com to listen to SIRIUS live, or to purchase a SIRIUS radio and subscription.
Any statements that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions, future events or performance with respect to SIRIUS Satellite Radio Inc. are not historical facts and may be forward-looking and, accordingly, such statements involve estimates, assumptions and uncertainties which could cause actual results to differ materially from those expressed in any forward-looking statements. Accordingly, any such statements are qualified in their entirety by reference to the factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2007 and our Quarterly Report on Form 10-Q for the first quarter ended March 31, 2008 filed with the Securities and Exchange Commission. Among the significant factors that could cause our actual results to differ materially from those expressed are: our pending merger with XM Satellite Radio Holdings, Inc. (“XM”), including related uncertainties and risks and the impact on our business if the merger is not completed; any events which affect the useful life of our satellites; our dependence upon third parties, including manufacturers of SIRIUS radios, retailers, automakers and programming providers; and our competitive position versus other audio entertainment providers.
E-SIRI
CONTACT INFORMATION FOR INVESTORS AND FINANCIAL MEDIA:
Paul Blalock
SIRIUS
212.584.5174
pblalock@siriusradio.com
Hooper Stevens
SIRIUS
212.901.6718
hstevens@siriusradio.com